Exhibit 99.1

National Security Solutions

National Security Solutions

Combined Balance Sheets

(In Thousands)

	(Unaudited)
	September 25, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$3,483	$3,997
Receivables, net	166,910	183,069
Other current assets	15,913	13,478
Total current assets	186,306	200,544
Property, plant and equipment, net	24,796	26,622
Goodwill	542,621	1,018,844
Identifiable intangible assets	46,875	50,189
Other assets	3,968	1,783
Total assets	$804,566	$1,297,982
LIABILITIES & EQUITY
Current liabilities:
Accounts payable, trade	$50,087	$48,384
Accrued employment costs	45,084	38,998
Accrued expenses	26,896	33,230
Deferred income taxes	26,319	20,168
Advance payments and billings in excess of costs incurred	3,593	2,654
Other current liabilities	2,930	4,406
Total current liabilities	154,909	147,840
Deferred income taxes	27,741	53,876
Income taxes payable	30,070	26,707
Other liabilities	10,218	10,157
Total liabilities	222,938	238,580
Commitments and contingencies
Equity:
Parent company investment	581,628	1,059,402
Total equity	581,628	1,059,402
Total liabilities and equity	$804,566	$1,297,982

See notes to unaudited combined financial statements.

National Security Solutions

Unaudited Combined Statements of Operations and Comprehensive Income

(In Thousands)

	Year-to-Date Period
	September 25, 2015	September 26, 2014
Revenues	$801,935	$963,932
Costs and expenses:
Cost of revenues	(725,959)	(862,548)
Selling, general and administrative expenses	(45,484)	(46,255)
Goodwill impairment	(476,223)	—
Total costs and expenses	(1,247,666)	(908,803)
Operating (loss) income	(445,731)	55,129
Other (expense) income	(5)	19
(Loss) income before income taxes	(445,736)	55,148
Income tax benefit (provision for income taxes)	14,391	(22,882)
Net (loss) income	$(431,345)	$32,266
Other comprehensive income:
Unrealized gains on hedging instruments(1)	—	40
Comprehensive (loss) income	$(431,345)	$32,306

(1)Amount is net of income tax expense of $26 for the year-to-date period ended September 26, 2014.

See notes to unaudited combined financial statements.

National Security Solutions

Unaudited Combined Statements of Changes in Equity

(In Thousands)

	Parent Company Investment	Accumulated Other Comprehensive Loss	Total Equity
For the Year-to-Date Period Ended September 25, 2015:
Balance at December 31, 2014	$1,059,402	$—	$1,059,402
Net loss	(431,345)	—	(431,345)
Net transfers to parent	(46,429)	—	(46,429)
Balance at September 25, 2015	$581,628	$—	$581,628
For the Year-to-Date Period Ended September 26, 2014:
Balance at December 31, 2013	$1,142,111	$(40)	$1,142,071
Net income	32,266	—	32,266
Unrealized gain in hedging instruments	—	40	40
Net transfers from parent	40,743	—	40,743
Balance at September 26, 2014	$1,215,120	$—	$1,215,120

See notes to unaudited combined financial statements.

National Security Solutions

Unaudited Combined Statements of Cash Flows

(In Thousands)

	Year-to-Date Ended
	September 25, 2015	September 26, 2014
Operating activities:
Net (loss) income	$(431,345)	$32,266
Depreciation of property, plant and equipment	5,348	5,537
Amortization of intangible assets	3,314	2,912
Impairment of goodwill	476,223	—
Deferred income tax (benefit) provision	(19,984)	4,376
Other non cash items	—	526
Changes in operating assets and liabilities:
Receivables	16,159	(1,534)
Other assets	(4,620)	(1,486)
Accounts payable, trade	1,703	(11,669)
Accrued employment costs	6,086	(259)
Accrued expenses	(6,334)	(4,997)
Advance payments and billings in excess of costs incurred	939	(3,989)
Other liabilities	1,948	(548)
Net cash from operating activities	49,437	21,135
Investing activities:
Business acquisition, net of cash acquired	—	(56,547)
Capital expenditures	(3,522)	(4,624)
Net cash used in investing activities	(3,522)	(61,171)
Financing activities:
Net transfers (to) from parent	(46,429)	40,743
Net cash (used in) from financing activities	(46,429)	40,743
Net (decrease) increase in cash and cash equivalents	(514)	707
Cash and cash equivalents, beginning of the year	3,997	4,241
Cash and cash equivalents, end of the year	$3,483	$4,948

See notes to unaudited combined financial statements.

National Security Solutions

Notes to Combined Financial Statements

(In Thousands)

1.	Description of Business

National Security Solutions Divestiture.  On July 30, 2015, L-3 Communications Holdings, Inc. (“L-3 Holdings” or “L-3”) initiated a process to evaluate strategic alternatives for its National Security Solutions (“NSS” or the “Company”) business. On December 7, 2015, L-3 entered into a definitive agreement to sell its NSS business to CACI International Inc. The transaction was completed on February 1, 2016. The NSS business divested includes the National Security Solutions and Data Tactics legal subsidiaries of L-3.

Description of Business. NSS provides enterprise and mission information technology (“IT”) solutions, cyber operations support, intelligence operations support, integrated security and big data solutions.  The Company’s customers include the United States (“U.S.”) Department of Defense (“DoD”), U.S. Government intelligence agencies, federal civilian agencies and foreign governments.

During 2014, the Company had the following five reportable segments: (1) Defense Solutions, (2) Intelligence Solutions, (3) Federal Solutions, (4) Global Solutions and (5) Data Tactics.  Effective January 1, 2015, the Company changed its organizational structure by combining its Federal Solutions and Global Solutions businesses into one Global Solutions business.  Accordingly, the Company has four reportable segments beginning on January 1, 2015. Prior period segment data has been restated to reflect the Company’s revised organizational structure. Defense Solutions delivers reliable Command, Control, Communications, Computers, Cyber, Intelligence, Surveillance and Reconnaissance (“C5ISR”) infrastructure and services, intelligence analytics and operational solutions. By improving program efficiencies and delivering secure, cost-effective, next-generation IT solutions, these services help solve the challenges of complex information environments. Intelligence Solutions provides relevant, timely and cost-effective, mission-enabling solutions and mission-essential staff to help national and homeland security customers manage, move and make sense of information to accomplish their missions. Global Solutions provides fully integrated, unique, low-risk solutions and services that address security challenges in the areas of cybersecurity, critical infrastructure, command and control, and perimeter and border protection. Data Tactics provides specialized large-scale data analytics, cybersecurity and cloud computing solution services. Financial information with respect to each of our segments is included in Note 13.

The business headquarters and principal operations of NSS are located in Reston, Virginia.

2.	Basis of Presentation

These unaudited condensed consolidated financial statements for the year-to-date periods ended September 25, 2015 should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2014.

Principles of Combination and Basis of Presentation. The accompanying combined financial statements of NSS are derived from the accounting records of L-3 as if it operated on a stand-alone basis. The combined financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and reflect the combined financial position, results of operations and cash flows of L-3’s National Security Solutions and Data Tactics legal subsidiaries.

All significant intercompany transactions between the combined businesses that comprise NSS have been eliminated.

The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information. Accordingly, they do not include all of the disclosures required by U.S. GAAP for a complete set of annual audited financial statements. The December 31, 2014 condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of the results for the interim periods presented have been included. The results of operations for the interim periods are not necessarily indicative of results for the full year.

National Security Solutions

Notes to Combined Financial Statements (Continued)

It is the Company’s established practice to close its books for the quarters ending March, June and September on the Friday preceding the end of the calendar quarter. The interim unaudited condensed consolidated financial statements included herein have been prepared and are labeled based on that convention. The Company closes its books for annual periods on December 31 regardless of what day it falls on.

The combined statements of operations include expense allocations for the corporate functions provided to the Company by L-3, including, but not limited to, executive management, finance, legal, human resources, employee benefits administration, treasury, tax, internal audit, information technology, communications, ethics and compliance, insurance, and stock-based compensation. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue or headcount. Both L-3 and the Company believe these allocations have been made on a consistent basis and are a reasonable reflection of the utilization of the services received by, or benefits provided to NSS by L-3 during the periods presented. However, these allocations may not be indicative of the actual expense that would have been incurred had the Company operated as a separate entity apart from L-3. Actual expenses that may have been incurred, had NSS been a stand-alone company, would have depended on a number of factors, including the stand-alone organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Transactions between NSS and L-3 have been included in these combined financial statements, are considered to be effectively settled for cash at the time the transaction is recorded, and therefore are included as financing activities in the combined statements of cash flows. The net effect of these transactions is included in the combined balance sheets as Parent Company Investment.

L-3 uses a centralized approach to cash management and financing its operations. The majority of the Company’s cash receipts are transferred to L-3 daily and L-3 funds the Company’s working capital and capital expenditure requirements as needed. Cash transfers to and from L-3’s cash management accounts are recorded in Parent Company Investment in the combined balance sheets.

The combined financial statements include certain assets and liabilities that have been historically recorded at the L-3 corporate level but are specifically identifiable or otherwise attributable to NSS. L-3’s third party debt, and the related interest expense has not been allocated to NSS for any of the periods presented because L-3’s borrowings and the related guarantees on such borrowings are not directly attributable to the combined businesses that comprise NSS, and NSS is not expected to assume L-3’s debt presently or in connection with a divestiture transaction.

The businesses that comprise NSS guarantee L-3’s third party debt on a full and unconditional, joint and several basis, along with substantially all of L-3’s other material domestic subsidiaries. Upon completion of a divestiture transaction, the businesses that comprise NSS will no longer guarantee L-3’s debt.

See Note 10 for a further description of the transactions between NSS and L-3.

Parent Company Investment. Parent company investment in the combined balance sheets represents L-3’s historical investment in NSS, the net effect of cost allocations from and transactions with L-3, net cash transfers to L-3, and NSS’s accumulated earnings.

National Security Solutions

Notes to Combined Financial Statements (Continued)

Accounting Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  The most significant of these estimates and assumptions relate to the recoverability, useful lives and valuation of goodwill and identifiable intangible assets, income taxes and contingencies.  Changes in estimates are reflected in the periods during which they become known.  Actual amounts will differ from these estimates and could differ materially.

Revenue Recognition. Substantially all of the Company’s revenues are generated from written contractual (revenue) arrangements. A substantial majority of the Company’s contractual (revenue) arrangements have a period of performance of 12 months or less and, given their short duration, generally have few contract modifications. The sales price for the Company’s revenue arrangements are generally either cost-plus fixed fee, cost-plus award fee, time-and-material or fixed-price type. Depending on the contractual scope of work, the Company utilizes either accounting standards for revenue arrangements with commercial customers or contract accounting standards for these contracts. For 2014, $1,220,576, or 98% of the Company’s revenues were covered by accounting standards for revenue arrangements with commercial customers. These revenues are recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been performed, the selling price to the buyer is fixed or determinable and collectability is reasonably assured. The remaining $19,396, or 2% of revenues were generated from contracts (revenue arrangements) that are covered by contract accounting standards. These revenues are recognized based on a percentage-of-completion method of accounting.

Revenues and profits on cost-plus type contracts are recognized as allowable costs are incurred on the contract, at an amount equal to the allowable costs plus the earned fees on those costs as the Company becomes contractually entitled to reimbursement of the costs and the applicable fees. The fee on a cost-plus type contract is fixed or variable based on the contractual fee arrangement. Cost-plus type contracts with award fee provisions are the Company’s primary variable contract fee arrangement. Award fees provide for a fee based on actual performance relative to contractually specified criteria. Revenues and profit on award fees are recorded when awarded by the customer.

Revenues and profits on time-and-material type contracts are recognized on the basis of direct labor hours expended multiplied by the contractual fixed rate per hour, plus the actual costs of materials and other direct non-labor costs.

Revenues for fixed-price service contracts that do not contain measurable units of work performed are generally recognized on a straight-line basis over the contractual service period, unless evidence suggests that the revenue is earned, or obligations are fulfilled, in a different manner. Revenues on fixed price service contracts that contain measurable units of work performed are generally recognized when the units of work are completed.

Revenues for fixed-price type contracts covered by contract accounting standards are recognized using a ratio of actual cumulative costs incurred to total estimated costs at completion of the contract multiplied by the total estimated contract revenue, less cumulative revenue recognized in prior periods. A single estimated total profit margin is used to recognize profit. Losses on contracts are recognized in the period in which they become evident. The impact of revisions of contract estimates, which may result from contract modifications, performance or other reasons, are recognized on a cumulative catch-up basis in the period in which the revisions are made. Aggregate net changes in contract estimates increased operating income by $261, or 1%, and $404, or 1% for the year-to-date periods ended September 25, 2015 and September 26, 2014, respectively.

Revenues and profit in connection with contracts to provide services to the U.S. Government that contain collection risk because the contracts are incrementally funded and subject to the availability of funds appropriated, are deferred until a contract modification is obtained, indicating that adequate funds are available to the contract or task order.

National Security Solutions

Notes to Combined Financial Statements (Continued)

3.	Accounting Standards Issued and Not Yet Implemented

In May 2014, the FASB issued ASU 2014-9, Revenue from Contracts with Customers, which will replace numerous requirements in U.S. GAAP, including industry-specific requirements, provide companies with a single revenue recognition model for recognizing revenue from contracts with customers and significantly expand the disclosure requirements for revenue arrangements. The new standard, as amended, will be effective for the Company for interim and annual reporting periods beginning on January 1, 2018, with early application permitted beginning on January 1, 2017. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. The Company is currently evaluating the expected impact of the adoption of this standard on its combined financial statements and related disclosures and the transition alternatives available. As the new standard will supersede substantially all existing revenue guidance, it could impact revenue and cost recognition on substantially all of the Company’s contracts, in addition to the Company’s business processes and information technology systems. As a result, the Company’s evaluation of the impact of the standard will extend over future periods.

In February 2016, the FASB issued ASU 2016-02, Leases, which will update the existing guidance on accounting for leases and require new qualitative and quantitative disclosures about the Company’s leasing activities. The new standard requires the recognition of lease assets and lease liabilities by lessees for all leases, including those classified as operating leases under previous accounting guidance. The new standard allows the Company to make an accounting policy election not to recognize lease assets and liabilities for leases with a term of 12 months or less. The accounting applied by a lessor is largely unchanged from that applied under previous guidance. The new standard, as amended, will be effective for the Company for interim and annual reporting periods beginning on January 1, 2019, with early adoption permitted. In transition, leases and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that the Company may elect to apply. The Company is currently evaluating the expected impact of the adoption of this standard on its combined financial statements and related disclosures.

Other accounting standard updates effective for interim and annual periods beginning after December 15, 2015 are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

4.	Acquisitions

All business acquisitions are included in the Company’s results of operations from their respective acquisition dates.

On March 4, 2014, L-3 acquired Data Tactics Corporation, renamed L-3 Data Tactics, for a purchase price of $56,941, which was financed with cash on hand, and assigned to L-3’s National Security Solutions segment. The purchase price and purchase price allocation for L-3 Data Tactics was finalized as of December 31, 2014, with no significant changes from preliminary amounts. L-3 Data Tactics is a specialized provider of large-scale data analytics, cybersecurity and cloud computing solution services, primarily to the DoD. Based on the final purchase price allocation, the aggregate goodwill recognized for this business was $39,088, substantially all of which is expected to be deductible for income tax purposes. The goodwill was assigned to the Data Tactics reportable segment.

Unaudited Pro Forma Statements of Operations Data

The following unaudited pro forma Statements of Operations data presents the combined results of the Company and the Data Tactics business acquisition, assuming that the Data Tactics business acquisition had occurred on January 1, 2014.

	Year-to-Date Period Ended September 25, 2015	Year Ended December 31, 2014
Pro forma net sales	$801,935	$1,247,265
Pro forma net loss	$(431,345)	$(116,046)

The unaudited pro forma results disclosed in the table above are based on various assumptions and are not necessarily indicative of the results of operations that would have occurred had L-3 completed the Data Tactics acquisition on January 1, 2014.

National Security Solutions

Notes to Combined Financial Statements (Continued)

5.	Receivables

The Company’s receivables principally relate to contracts with the U.S. Government and prime contractors or subcontractors of the U.S. Government. Revenues from the U.S. Government under prime contracts and subcontracts, as compared to total revenues, were approximately 99% for the nine months ended September 25, 2015 and 98% for the nine months ended September 26, 2014. The components of contract receivables are presented in the table below.

	September 25, 2015	December 31, 2014
Billed receivables	$38,708	$50,410
Unbilled receivables:
Amounts billable	114,000	114,320
Revenues recorded in excess of milestone billings on fixed price contracts	16,666	19,922
Allowance for doubtful accounts	(2,464)	(1,583)
Total receivables, net	$166,910	$183,069
6.	Inventory

Inventory at Lower of Cost or Market. Inventory is included in other current assets in the unaudited combined balance sheets. The table below presents the components of inventory at the lower of cost or market value.

	September 25, 2015	December 31, 2014
Raw materials, components and sub-assemblies	$1,451	$2,142
Work in process	464	327
Finished goods	445	121
Total	$2,360	$2,590
7.	Goodwill and Identifiable Intangible Assets

Goodwill. In accordance with the accounting standards for business combinations, the Company records the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The table below presents the changes in goodwill allocated to the Company’s reportable segments, which are also reporting units.

	Intelligence Solutions	Defense Solutions	Global Solutions	Data Tactics	Total
Balance at January 1, 2015
Goodwill	$448,708	$418,408	$271,317	$39,088	$1,177,521
Accumulated impairment losses	—	(103,941)	(54,736)	—	(158,677)
	$448,708	$314,467	$216,581	$39,088	$1,018,844
Impairment charges	(218,204)	(111,065)	(132,058)	(14,896)	(476,223)
Balance at September 25, 2015
Goodwill	$448,708	$418,408	$271,317	$39,088	$1,177,521
Accumulated impairment losses	(218,204)	(215,006)	(186,794)	(14,896)	(634,900)
	$230,504	$203,402	$84,523	$24,192	$542,621

National Security Solutions

Notes to Combined Financial Statements (Continued)

During the nine month period ended September 25, 2015, a decline in the future projected cash flows of NSS indicated that the carrying amount of the goodwill for each of the Company’s reporting units may not be recoverable. As such, the Company performed the first step of the impairment test for each of the Company’s reporting units. The Company determines the fair value of its reporting units using a discounted cash flow valuation approach. The first step of the impairment tests indicated that a portion of the goodwill for each of the Company’s reporting units may not be recoverable. The Company performed the second step of the impairment tests to measure the impairment losses and determined that the implied goodwill for each of the reporting units was lower than their respective carrying amounts of goodwill. Accordingly, the Company recorded non-cash charges of $476,223 during the nine month period ended September 25, 2015 for the impairment of goodwill. The goodwill impairment charges were due to a decline in the estimated fair value of the NSS business caused by NSS’s inability to achieve its planned 2015 orders, sales and operating income, and a reduced outlook for sales and operating margins, which led the Company to reduce the terminal cash flow growth rate assumption from 2% to 0.5% in the discounted cash flows valuation for each of its reporting units.

Identifiable Intangible Assets

Information on the Company’s identifiable intangible assets that are subject to amortization is presented in the table below.

	September 25, 2015				December 31, 2014
	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in years)	(in thousands)
Customer contractual relationships	28	$86,448	$43,193	$43,255	$86,448	$40,201	$46,247
Technology	10	33,559	29,939	3,620	33,559	29,617	3,942
Favorable leasehold interests	—	5,929	5,929	—	5,929	5,929	—
Total	27	$125,936	$79,061	$46,875	$125,936	$75,747	$50,189

Amortization expense recorded by the Company for its identifiable intangible assets is presented in the table below.

	Year-to-Date Period Ended
	September 25, 2015	September 26, 2014
Amortization expense	$3,314	$2,912

Based on gross carrying amounts at September 25, 2015, the Company’s estimate of amortization expense for intangible assets for the years ending December 31, 2015 through 2019 is presented in the table below.

	Year Ending December 31,
	2015	2016	2017	2018	2019
Estimated amortization expense	$4,419	$4,092	$3,958	$3,745	$3,553
8.	Pension Benefits

Certain of the Company’s employees that were hired on or before October 31, 2005 participate in qualified defined benefit plans sponsored by the Communications Systems West division of L-3 (“the DB Plans”). The Company’s employees participating in the DB Plans represent approximately 10% of the total number of plan participants. On January 1, 2014, L-3 enacted a plan amendment which froze all benefit accruals for future service provided by the Company’s employees. L-3 allocates pension costs to the Company based on the benefit obligations attributable to the Company’s employees. Pension cost allocations are assumed to be immediately settled with L-3 against the parent company investment account. The Company recorded pension costs (benefits) of $644 and ($231) for the year-to-date periods ended September 25, 2015 and September 26, 2014, respectively.

National Security Solutions

Notes to Combined Financial Statements (Continued)

9.	Employee Stock-Based Compensation

During the year-to-date period ended September 25, 2015, L-3 granted stock-based compensation under its Amended and Restated 2008 Long Term Performance Plan (2008 LTPP) in the form of stock options, restricted stock units and performance units to employees of the Company. The stock-based compensation awards granted during the year-to-date period ended September 25, 2015 are further discussed below.

Stock Options. The Company granted 8,379 stock options with a weighted average exercise price of $129.31 per option, which was equal to the closing price of L-3 Holdings’ common stock on the date of grant. The options expire after 10 years from the date of grant and vest ratably over a three-year period on the annual anniversary of the date of grant. The weighted average grant date fair value for the options of $20.14 per option was estimated using the Black-Scholes option-pricing model. The weighted average assumptions used in the valuation model for this grant are presented in the table below.

Expected holding period (in years)	5.2
Expected volatility	21.4%
Expected dividend yield	2.4%
Risk-free interest rate	1.5%

Restricted Stock Units. The Company granted 20,417 restricted stock units with a weighted average grant date fair value of $129.31 per share. Restricted stock units automatically convert into shares of L-3 Holdings’ common stock upon vesting, and are subject to forfeiture until certain restrictions have lapsed, including a three year cliff vesting period for employees and a one year cliff vesting period for non-employee directors, in each case starting on the date of grant.

Performance Units. The Company granted 773 performance units with a weighted average grant date fair value per unit of $129.31. The final payout for these units is based on the achievement of pre-determined EPS goals established by the compensation committee of L-3’s Board of Directors for the three-year period ending December 31, 2017. Units earned under the award can range from zero to 200% of the original number of units awarded, which are converted into shares of L-3 Holdings’ common stock.

10.	Related Party Transactions and Parent Company Investment

Allocation of Corporate Expenses. The combined statements of operations include L-3 corporate expense allocations for corporate functions provided to the Company, which are reported within selling, general and administrative expenses, totaling $13,500 and $13,350 for the year-to-date periods ended September 25, 2015 and September 26, 2014, respectively. The remaining corporate allocations of $29,155 and $29,948 for the year-to-date periods ended September 25, 2015 and September 26, 2014, respectively, represent direct corporate expenses. Direct corporate expenses include employee benefits, stock-based compensation, insurance, and treasury expenses that have been allocated based on direct usage by the Company.

Related Party Revenues and Cost of Goods Sold. The Company is a party to transactions to purchase and sell products and services to and from other L-3 subsidiaries and divisions. Revenues earned from these affiliated entities were $5,510 and $3,563 for the year-to-date periods ended September 25, 2015 and September 26, 2014, respectively. Purchases of products and services from these affiliated entities were $38,294 and $25,577 for the year-to-date periods ended September 25, 2015 and September 26, 2014, respectively, and are included within cost of revenues in the combined statements of operations.

The Company serves as prime contractor on contracts in which L-3 subsidiaries other than NSS perform all of the work under those contracts, except for certain administrative tasks including contract management. The Company does not recognize any profit on these contracts, as all profits are attributed to the L-3 subsidiary performing the work. The Company recognized revenues of $31,881 and $21,023 for the year-to-date periods ended September 25, 2015 and September 26, 2014, respectively, on these contracts, which are reported as L-3 pass through revenues in the segment disclosures presented in Note 13.

National Security Solutions

Notes to Combined Financial Statements (Continued)

Parent Company Investment: Net transfers from/(to) parent are included within parent company investment on the combined statements of changes in equity. The components of the Company’s net transfers from/(to) parent are presented in the table below.

	Year-to-Date Period Ended
	September 25, 2015	September 26, 2014
Intercompany revenues and purchases, net	$32,784	$22,014
Cash pooling and general financing activities	(123,345)	(41,664)
Corporate allocations	42,655	43,298
Income taxes	1,477	17,095
Total net transfers from/(to) parent	$(46,429)	$40,743

The net effect of these transactions is included in the combined balance sheets as Parent Company Investment.

11.	Income Taxes

The Company’s operations have historically been included in L-3’s U.S. federal and state income tax returns. Income taxes are presented in these combined financial statements as if the Company filed its own tax returns on a standalone basis. These amounts may not reflect tax positions taken or to be taken by L-3, and have been available for use by L-3 and may remain with L-3 after a separation from L-3.

The Company’s income is fully subject to U.S. federal income tax, including the income of its foreign branches, which is also subject to taxation by the foreign countries in which the branches operate. Accordingly, all of the Company’s income is classified as domestic.

The Company files its Federal and certain state tax returns on a consolidated or combined basis with L-3. In addition, the Company and its subsidiaries file income tax returns in various state and foreign jurisdictions. The statutes of limitations for L-3’s U.S. Federal income tax returns for the years ended December 31, 2010 through 2014 are open as of September 25, 2015. In the second quarter of 2015, L-3 reached agreements relating to the audit of its 2010 and 2011 U.S. Federal income tax returns with the U.S. Internal Revenue Service, as well as audits of several state and foreign jurisdictions. As a result of these agreements, the Company reversed previously accrued income tax expense of $14, including interest and penalties. The IRS commenced an audit of L-3’s U.S. Federal income tax return for 2012. L-3 cannot predict the outcome of the audit at this time.

The effective income tax rate for the year-to-date period ended September 25, 2015 was 3.2%. The marginal income tax rate on the goodwill impairment charge relating to the NSS segment was 5.8% because a significant portion of the goodwill is not deductible for tax. Excluding the goodwill impairment charge and related income tax benefit, the effective income tax rate for the year-to-date period ended September 25, 2015 would have increased to 42.6%, compared to 41.5% for the same period last year. As of September 25, 2015, the Company anticipates that the total amount of unrecognized tax benefits will remain substantially the same over the next 12 months. The actual amount could vary significantly depending on the ultimate timing and nature of any settlements.

As of September 25, 2015 and December 31, 2014, non-current income taxes payable includes accrued potential interest of $2,843 ($1,737 after income taxes) and $2,319 ($1,417 after income taxes), respectively, and potential penalties of $3,479 and $2,992, respectively. With respect to the interest related items, the Company’s income tax expense included an expense of $320 and $378 for the year-to-date periods ended September 25, 2015 and September 26, 2014, respectively.

National Security Solutions

Notes to Combined Financial Statements (Continued)

12.	Commitments and Contingencies

Procurement Regulations

A substantial majority of the Company’s revenues are generated from providing services and products under legally binding agreements or contracts with U.S. Government and foreign government customers. U.S. Government contracts are subject to extensive legal and regulatory requirements, and from time to time, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. The Company is currently cooperating with the U.S. Government on several investigations from which civil, criminal or administrative proceedings have or could result and give rise to fines, penalties, compensatory and treble damages, restitution and/or forfeitures. The Company does not currently anticipate that any of these investigations will have a material adverse effect, individually or in the aggregate, on its consolidated financial position, results of operations or cash flows. However, under U.S. Government regulations, an indictment of the Company by a federal grand jury, or an administrative finding against the Company as to its present responsibility to be a U.S. Government contractor or subcontractor, could result in the Company being suspended for a period of time from eligibility for awards of new government contracts or task orders or in a loss of export privileges. A conviction, or an administrative finding against the Company that satisfies the requisite level of seriousness, could result in debarment from contracting with the federal government for a specified term. In addition, all of the Company’s U.S. Government contracts: (1) are subject to audit and various pricing and cost controls, (2) include standard provisions for termination for the convenience of the U.S. Government or for default, and (3) are subject to cancellation if funds for contracts become unavailable. Foreign government contracts generally include comparable provisions relating to terminations for convenience and default, as well as other procurement clauses relevant to the foreign government.

Litigation Matters

The Company is also subject to litigation, proceedings, claims or assessments and various contingent liabilities incidental to its businesses, including those specified below. Furthermore, in connection with certain business acquisitions, the Company has assumed some or all claims against, and liabilities of, such acquired businesses, including both asserted and unasserted claims and liabilities.

In accordance with the accounting standard for contingencies, the Company records a liability when management believes that it is both probable that a liability has been incurred and the Company can reasonably estimate the amount of the loss. Generally, the loss is recorded at the amount the Company expects to resolve the liability. The estimated amounts of liabilities recorded for pending and threatened litigation are recorded in other current liabilities in the combined balance sheets. Amounts recoverable from insurance contracts or third parties are recorded as assets when deemed probable. At September 25, 2015 and December 31, 2014, the Company did not record any amounts for recoveries from insurance contracts or third parties in connection with the amount of liabilities recorded for pending and threatened litigation. Legal defense costs are expensed as incurred. The Company believes it has recorded adequate provisions for its litigation matters. The Company reviews these provisions quarterly and adjusts these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter. With respect to the litigation matters below for which it is reasonably possible that an unfavorable outcome may occur, an estimate of loss or range of loss is disclosed when such amount or amounts can be reasonably estimated. Although the Company believes that it has valid defenses with respect to legal matters and investigations pending against it, the results of litigation can be difficult to predict, particularly those involving jury trials. Accordingly, our current judgment as to the likelihood of our loss (or our current estimate as to the potential range of loss, if any) with respect to any particular litigation matter may turn out to be wrong. Therefore, it is possible that the financial position, results of operations or cash flows of the Company could be materially adversely affected in any particular period by the unfavorable resolution of one or more of these or other contingencies.

Department of Labor Audit.  In 2009, the Department of Labor Wage and Hour Division began an audit of the Company’s Service Contract Act wage determinations with respect to employees performing services on a contract with the Department of Labor Bureau of Labor Statistics.  In connection with the settlement of this matter in May 2014, the Company recorded charges of $1,033 in 2013 and $1,550 in 2012, of which $2,078 remained as a liability at December 31, 2014.  The Company no longer believes that this matter is probable of loss, and accordingly, eliminated this liability and recorded a reduction of selling, general and administrative expenses of $2,078 for the year-to-date period ended September 25, 2015.

Signature Beach Litigation.  On October 6, 2014, a subsidiary of the Company (among other defendants) was served with a complaint filed in the civil division of the circuit court of the First Judicial Circuit in and for Okaloosa County, Florida. In December 2015, the Company paid $350 to the plaintiffs in full settlement of this matter. This payment was recorded as a liability and is included in other current liabilities on this unaudited combined balance sheet at September 25, 2015.

National Security Solutions

Notes to Combined Financial Statements (Continued)

13.	Segment Information

The Company has four reportable segments, which are described in Note 1. The Company’s segments are reported on the same basis used internally for evaluating performance and for allocating resources. The Company evaluates the performance of its operating segments and reportable segments based on their revenues and operating income. All corporate expenses are allocated to the Company’s operating segments on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenues or headcount. Accordingly, all costs and expenses, except for the goodwill impairment charge in 2015 (which is not included in the Company’s segment performance measures), are included in the Company’s measure of segment profitability.

The table below present revenues, operating income, depreciation and amortization and total assets by reportable segment.

	Year-to-Date Ended
	September 25, 2015	September 26, 2014
Revenues
Defense Solutions	$318,774	$414,903
Intelligence Solutions	324,396	350,562
Global Solutions	107,060	149,102
Data Tactics	20,003	29,436
L-3 pass-thru revenues (See Note 9)	31,881	21,023
Elimination of intercompany revenues	(179)	(1,094)
Total	$801,935	$963,932
Operating Income (Loss)
Defense Solutions	$18,163	$27,745
Intelligence Solutions	14,770	19,732
Global Solutions	1,776	8,083
Data Tactics	(4,217)	(431)
Segment total	$30,492	$55,129
Goodwill impairment	(476,223)	—
Total	$(445,731)	$55,129
Depreciation and Amortization
Defense Solutions	$3,037	$3,278
Intelligence Solutions	3,061	2,895
Global Solutions	1,584	1,690
Data Tactics	980	586
Total	$8,662	$8,449

	September 25, 2015	December 31, 2014
Total Assets
Defense Solutions	$289,768	$429,486
Intelligence Solutions	334,046	542,756
Global Solutions	136,202	265,813
Data Tactics	44,550	59,927
Total	$804,566	$1,297,982
14.	Subsequent Events

The Company has evaluated all subsequent events through March 28, 2016 and did not identify any subsequent events.